EXHIBIT 1

AGREEMENT REGARDING JOINT FILING

        The undersigned, David L. Payne and Gibson Radio and Publishing Company, a California corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:        February 17, 2004

By:	/s/ David L. Payne David L. Payne

GIBSON RADIO AND PUBLISHING COMPANY
By:	/s/ Heloise DiRicco Heloise DiRicco Secretary